Exhibit 4.24

Share Purchase Agreement

Signatories:

China Lending Corporation

Lixin Financial Holdings Group Limited

Lixin Financial Holdings (BVI) Limited

Lixin Financial Holdings Group Limited

Zhejiang Lixin Enterprise Management Group Co., Ltd.

Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd.

And

Selling Shareholders

Date: , 2019

Content

Appendix

Appendix A Structure of Equity Interest and Target Shares of the Company

Appendix B Delivery document and material list on the Closing Date

Appendix C Selling Shareholder assuming the responsibility of non-competition

Appendix D Core senior managers and responsible Persons of major departments

Appendix E Correspondence address

Attachment A

Format and text of transfer agreement

Share Purchase Agreement

This Share Purchase Agreement (hereinafter referred to as “the Agreement”) was signed by the following signatories on the date of , 2019:

(i) China Lending Corporation, a limited company incorporated according to BVI laws (the laws of the British Virgin Islands) (hereinafter referred to as “the Buyer”);

(ii) Lixin Financial Holdings Group Limited, an exempt company incorporated according to the laws of Cayman Islands (hereinafter referred to as “the Company”);

(iii) Lixin Financial Holdings (BVI) Limited, a limited company incorporated according to BVI laws (the laws of the British Virgin Islands) (hereinafter referred to as “the BVI Lixin”);

(iv) Lixin Financial Holdings Group Limited, a limited company incorporated according to the laws of Hong Kong (hereinafter referred to as “Hong Kong Lixin”);

(v) Zhejiang Lixin Enterprise Management Group Co., Ltd. (hereinafter referred to as “Zhejiang Lixin”);

(vi) Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd. (hereinafter referred to as “Zhejiang JYX”);

(Vii) Zhu Jialin, Zhang Jingxian, Li Sufang, Wang Guohua, Xu Dandan, Chen Jiaqiang, Zhang Peibei (collectively referred to as “Core Indirect Shareholders”; each of them is separately referred to as “every Core Indirect Shareholder”); all of them are Chinese natural Persons, and the ID card number of every Core Indirect Shareholder is provided in Table I of Appendix A, see the column of “Indirect Shareholder’s ID Card Number”; and

(viii) Every entity listed in the Column of “Direct Shareholder” in Table I of Appendix A (collectively referred to as “Direct Shareholders”, or separately referred to as “every Direct Shareholder”) is a limited company incorporated according to the laws of British Virgin Islands.

All Direct Shareholders and all Core Indirect Shareholders are collectively referred to as “Selling Shareholders” or separately referred to as “every Selling Shareholder”; among them, the Direct Shareholders and Core Indirect Shareholders holding 9% of the shares or above are collectively referred to as “Core Selling Shareholders” or separately referred to as “every Core Selling Shareholder”; all parties of the agreement are collectively referred to as “all Parties”, or separately referred to as “a Party”.

Recitals

WHEREAS, by the date of the Agreement, the Company and other Group Companies (see their definitions in the following paragraphs) shall jointly provide the services related to financing guarantee;

WHEREAS, the final shareholding natural Person of the Company is listed in the column of “Indirect Shareholder” in Table I of Appendix A;

WHEREAS, the relevant Selling Shareholder holds the stock of the quantity and category (see the definitions hereinafter) corresponding to the name as stipulated in the column of “existing shareholding quantity” in Table II of Appendix A of the Agreement by the date of the Agreement, and

WHEREAS, the Selling Shareholder and the Company are expecting to sell to the Buyer according to the terms and conditions of the Agreement, and the Buyer is expecting to buy the stock of the given quantity and category from the Selling Shareholders according to the terms and conditions of the Agreement.

NOW, THEREFORE, all parties reach an consensus for the relevant covenants through consultation for mutual observation and obedience.

I. DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following terms shall have the meaning as specified in Article 1.1 as follows:

“Litigation”: refers to any civil, criminal or administrative action, prosecution, hearing, arbitration or other procedures.

“Affiliate”: For any Person, it refers to any other Person that directly or indirectly controls such Person through one or more intermediaries, is controlled by such Person, or is controlled with such Person together by a third party. In this agreement, “control” means to directly or indirectly guide or instruct the management and decision-making of a certain Person through the ownership of voting stock, variable interests, or any other means. As for an individual, it should include his or her direct relative and any trust controlled by such natural Person or held for the benefits of such natural Person. The direct relative, for an individual, means the spouse, parent, spouse’s parent, siblings and their spouses, children at or above 18 years old and their spouses, their siblings, and parents of children’s spouses, as well as other family members taking office in the Group Company.

“The/this Agreement” has the meaning as stipulated in the Recitals aforesaid.

“Amended Articles of Association”: the amended memorandum of organization and articles of association that have already been accepted by the Buyer, with their contents consistent with the Agreement, and taking effect as of the Closing Date.

“Audited financial statement ” has the meaning as stipulated in Article 3.5(a).

“Exceptions to Bankruptcy and Equity Law”: any bankruptcy, insolvency, fraudulent transfer, restructuring, deferred payment and similar laws and principles of equity of general applicability relating to or affecting the rights of creditors.

“Business day”: any day other than a Saturday, Sunday, public holiday or the day on which a bank in China, Cayman Islands or the British Virgin Islands is required or authorized to close.

“Buyer’s director ” has the meaning as stipulated in Article 6.14(a).

“Buyer” has the meaning as stipulated in the Recitals aforesaid.

“Buyer’s stock”: the ordinary no-par value share of the Buyer that is paid to the Selling Shareholder as part of the transfer price.

“BVI Lixin” has the meaning as stipulated in the Recitals aforesaid.

“Consideration stock/share” has the meaning as stipulated in Article 2.2(b).

“Third Party Claim ” has the meaning as stipulated in Article 9.3.

“Closing Date” has the meaning as stipulated in Article 2.3.

“Closing” has the meaning as stipulated in Article 2.3.

“Direct Shareholder” has the meaning as stipulated in the Recitals aforesaid.

“Employee”: existing or previous employee, manager, director or individual advisor of any Group Company.

“Company” has the meaning as stipulated in the Recitals aforesaid.

“Competitor” has the meaning as stipulated in Article 6.12.

“Contract”: any agreement, lease, license, contract, instrument, mortgage, covenant, arrangement or other binding obligation (excluding purchase orders).

“Dispute” has the meaning as stipulated in Article 10.4(a).

“Equity interest”: For any entity, it means any stock, equity, registered capital, owner’s equity or other securities of the entity, as well as options, warrants or rights to subscribe, acquire or purchase the above-mentioned equity, or other securities or instruments that can be converted into the stock right aforesaid, can be used to purchase the above-mentioned right or exchange for the above-mentioned right, or any appreciation rights, phantom stock, stock plan or similar rights related to the entity, or any contracts for purchasing or acquiring directly or indirectly the above-mentioned right from such entity.

“Exchange rate”: the central parity rate of US dollar and Renminbi posted by the People’s Bank of China one (1) business day before the Buyer or the Selling Shareholder makes actual payment under the Agreement.

“Current articles of association”: the articles of association that is effective by the date of this Agreement, namely the memorandum of organization and articles of association adopted by the Company through its special resolution on October 25, 2017.

“Financial statement” has the meaning as stipulated in Article 3.5(a).

“Governmental authority”: any supranational, national, federal, state, local, provincial, municipal, foreign or other governmental or quasi-governmental agency, or any department, regulatory or administrative authority, committee, department, bureau, agency, institution, court or other tribunals.

“Group Companies”: the Company, BVI Lixin, Hong Kong Lixin, Zhejiang Lixin, Zhejiang Jing Yu Xin, and their respective subsidiaries, branches and any other entities (excluding natural Persons) directly or indirectly under their control.

“Hong Kong”: Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Lixin” has the meaning as stipulated in the Recitals aforesaid.

“Liabilities”: at a certain point of time, the following due or undue liabilities of various nature (but not double counting) owed by any entity: (i) all debts, loans and liabilities; (ii) the amount of obligations evidenced by bills, bonds, contracts or similar instruments or debt securities; (iii) the total amount related to the guarantee provided by the entity for the above (i) and (ii) debts of other entities; and (iii) all accrued interests, expenses, premiums, fines and/or other payables of any of the foregoing items.

“Indemnified Party” has the meaning as stipulated in Article 9.3.

“Indemnifying Party ” has the meaning as stipulated in Article 9.3.

“Indirect Shareholder” has the meaning as stipulated in the Recitals aforesaid.

“Insurance policy” has the meaning as stipulated in Article 3.12.

“Intellectual property rights”: all intellectual property rights throughout the world, including: (a) trademarks, service marks, trade names, company names, domain names, social and mobile media identifier, logo and other source identifier and all accompanying or represented goodwill; (b) patent, invention, know-how and process, (c) trade secrets and proprietary technology, (d) copyright, and (e) all the registration, application, update and renewal, partial renewal, division, republication, review and foreign version of the foregoing.

“Knowledge”: the actual knowledge of a Selling Shareholder as of the date that this Agreement is executed or as of the Closing Date, or the knowledge of such Party who, as a diligent business Person in managing his or her affairs, is expected to know after due and diligent execution of his or her responsibilities and making relevant inquiries.

“Locked-up stock” has the meaning as stipulated in Article 6.9.

“Latest balance sheet date ” has the meaning as stipulated in Article 3.5(a).

“Latest balance sheet” has the meaning as stipulated in Article 3.5(a).

“Law”: any domestic or foreign law, regulation, decree, rule (including common law rule), statute, code, order, or legally binding provision promulgated, issued, adopted or enacted by any governmental authority.

“Liens”: any lien, mortgage, pledge, security interest, other interest, third party claim or other encumbrances, including any mortgage, pledge, claim, security interest, encumbrance, defect of title, lien, charge, easement, adverse claim, restrictive covenant or any other type of restriction or limitation, including the limitations as to the exercise of right to use vote, transfer, receipt of income or partition of ownership.

“Material Adverse Effect”: (a) any materially adverse change, event or impact on the overall financial conditions or business activities of the Group Companies, including, but not limited to (a) the combined cumulative income or EBITDA of the Group Company during the three (3) months prior to the Closing Date being lower than the cumulative income of the same period in the previous year or 90% of the EBITDA, respectively; (b) serious damage to the ability of the Group Companies as a whole or the Selling Shareholders to fulfil the significant obligations borne to the Buyer under this Agreement and other Transaction Documents; or (c) serious damage to the enforceability or binding effect of the Agreement and other Transaction Documents on the Group Companies or the Selling Shareholders.

“EBITDA”: the profits obtained from the operation of normal core business of the Group Companies before deducting depreciation, amortization, applicable interest expenses and income tax, calculated by formula as follows: EBITDA = revenues - cost of revenues - operating expenses + depreciation and amortization.

“Material contract” has the meaning as stipulated in Article 3.14(a).

“Notice of claim” has the meaning as stipulated in Article 9.3.

“Order”: the order, judgment, injunction, ruling, decree or writ adopted or implemented by any governmental authority, including any consent order, settlement agreement or similar written agreement.

“Common stock or ordinary share”: the common stock with face value of HK$0.01 per share of the Company.

“Long Stop Date” has the meaning as stipulated in Article 2.3.

“All Parties” and “a Party” has the meaning as stipulated in the Recitals aforesaid.

“Permit”: any authorization, license, franchise, consent, certification, registration, approval or other license of any governmental authority.

“China”: the People’s Republic of China, solely for the purpose of this Agreement excluding Hong Kong, Macao and Taiwan .

“Person”: any individual, company, general or limited partnership, limited liability company, joint venture, trust, association, organization, governmental authority or entity of any other kind or nature.

“Target Share” has the meaning as stipulated in Article 2.1.

“Indemnification” has the meaning as stipulated in Article 6.8(a).

“Indemnification claim “has the meaning as stipulated in Article 6.8(a).

“Indemnified Person” has the meaning as stipulated in Article 6.8(a).

“Indemnifying Person” has the meaning as stipulated in Article 6.8(a).

“Representative”: as to any Person, such Person’s director, managerial staff, employee, investment banker, lawyer, accountant and other advisor or agents.

“Selling Shareholder” has the meaning as stipulated in the Recitals aforesaid.

“Selling Shareholder account” has the meaning as stipulated in Article 6.18(b)(iv).

“Stock”: all shares of the Company, which are ordinary shares.

“Convertible shares” has the meaning as stipulated in Article 9.2(b)(iii).

“Subsidiary”: with respect to any specific Person, any other Person that is directly or indirectly controlled by such Person, including through (i) ownership of more than 50% of issued authorized capital, equity, voting rights or registered capital, or (ii) contractual arrangements.

“Tax return”: any return and report related to tax, required to be filed to taxing authorities.

“Taxation” or “tax payable”: including any federal, state, provincial, local and foreign taxes, including net income, profits, franchise, gross profit, custom duties, stamp duties, salaries, sales, use, employment, property, withholding, commodities, production, value-added tax and similar taxes, as well as all related interests, fines and surcharges.

“Transaction Document”: this Agreement, the amended Articles of Association, deed of assignment and other agreements or documents to be executed and/or delivered by either Party or any of its affiliates for the purpose of consummating the proposed transaction under this Agreement.

“Deed of transfer”: see the form document in Appendix A, referring to the deed of transfer to be executed by the Selling Shareholders and the Buyer based on which the Selling Shareholders transfer the Target Shares to the Buyer.

“Transfer price” has the meaning as stipulated in Article 2.2(a).

“Zhejiang Jing Yu Xin” has the meaning as stipulated in the Recitals aforesaid.

“Zhejiang Lixin” has the meaning as stipulated in the Recitals aforesaid.

“Spin-off business” has the meaning as stipulated in Article 6.15(b).

“Surplus award stock” has the meaning as stipulated in Article 6.16(b).

“Subsequent acquisition” has the meaning as stipulated in Article 6.18.

“Subsequent acquired shares” has the meaning as stipulated in Article 6.18(a).

“Subsequent acquisition price” has the meaning as stipulated in Article 6.18(b)(i).

“Subsequent acquisition completion date” has the meaning as stipulated in Article 6.18(c)(i).

1.2 Interpretation.

(a) The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless otherwise specified: the article, appendix or attachment mentioned in this Agreement refer to the corresponding article, appendix or attachment of this Agreement; wherever the term “including” is used in this Agreement, it shall be deemed to be followed by “but not limited to”; all personal pronouns and their variants have the corresponding feminine, masculine or neuter, singular or plural form as required by the context of this Agreement; all agreements (including this Agreement), contract, ordinance or regulation mentioned in this Agreement, unless otherwise specified in the context, shall include their amendment, modification, supplement, restatement or substitution version to be made or provided from time to time (for any contract or agreement, within the scope allowed by the terms thereof); for any part of ordinance or law referred to herein, it shall include the subsequent substitution of such part; for any ordinance referred to herein, it shall include the rules or regulations promulgated thereunder. If the term “USD” or “$” is mentioned, it shall refer to the legal currency of the United States, i.e.: the US dollar. If the term “Renminbi” or “RMB” is mentioned, it shall refer to the legal currency of PRC, i.e.: the Renminbi Yuan. If the term “Hong Kong Dollar” or “HKD” is mentioned, it shall refer to the legal currency of Hong Kong, i.e.: the Hong Kong dollar. If the term “day” is mentioned, unless otherwise expressed in “business day”, it shall refer to the calendar day. If the term “provide(d)” is mentioned, it shall include all documents that have been delivered or provided by e-mail or other means (including through virtual data stations) to any Buyer’s Representative who participates in the negotiation and due diligence of the proposed transaction.

(b) Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

II.  PURCHASE AND SALE OF SHARES; CLOSING

2.1  Transfer of shares. All Parties agree that the Selling Shareholder shall sell, transfer, assign, and the Buyer shall buy from the Selling Shareholder subject to and upon the terms and conditions of this Agreement, the Company’s share of the corresponding quantity and category as stipulated in the column of “Target Share” in Table II of Appendix A (hereinafter referred to as “Target Share”), free and clear of all liens. All rights, dividends, benefits and ownership of the Target Share from the Closing Date (including) shall belong to the Buyer.

Before the consummation of transfer of shares , the shareholding structure of the Selling Shareholder is shown in Table II of Appendix A; after the consummation of transfer of shares, the shareholding structure of the Buyer and the Selling Shareholder is shown in Table III of Appendix A.

2.2  Transfer price.

(a)  Transfer price. The total consideration of the Target Shares transferred by the Selling Shareholders to the Buyer is RMB 276,000,000 (hereinafter referred to as “transfer price”).

(b)  The transfer price shall be paid in the form of the Buyer’s ordinary shares (“consideration share”); the corresponding transfer price of every Selling Shareholder is shown in the column of “Transfer Price or Payment” in Table IV of Appendix A of this Agreement. The quantity of the Buyer’s share that shall be transferred to each Direct Shareholder shall be calculated by dividing the amount of consideration that such Selling Shareholder is entitled to as set forth in this Agreement by the average Closing price per share of the ordinary shares on the Nasdaq Capital Market for thirty (30) consecutive trading days prior to the Closing Date.

(c)  The Selling Shareholder shall confirm and promise that the transfer price that each Indirect Shareholder is entitled to (to be paid in the form of consideration share) is determined by the negotiation among all Indirect Shareholders. At all circumstances, all Indirect Shareholders shall not require the Buyer to directly pay them the transfer price. If any Indirect Shareholder requests the direct payment of such transfer price by the Buyer, which causes the Buyer to suffer certain loss and expenses, the Selling Shareholder shall indemnify the Buyer in full, and the Selling Shareholder shall be jointly and severally liable for such indemnification.

(d)  The Selling Shareholder who receives the transfer price shall use every reasonable effort to cooperate to issue, provide and sign all documents required by the issuance of shares and take all required actions according to the requirements of the Buyer.

2.3  Closing. In addition to the separate written agreement of all Parties, subject to the satisfaction or waiver of Closing conditions as stipulated in Article 7.1 and 7.2, the Closing shall take place within 10 business days therefrom (“Closing Date”) by executing and exchanging electronic document or other Closing documents remotely.

Notwithstanding the foregoing provisions of this Agreement, if all Closing conditions as stipulated in Article 7.1 and 7.2 of this Agreement are not satisfied or waived by the sixtieth (60th) day after the Agreement is executed and takes effect (“Long Stop Date”), the Party having no obligation to perform or satisfy the Closing conditions shall have the right to terminate the Agreement and its related Transaction Documents according to Article 8 of the Agreement herein.

2.4  Payment. The Buyer shall pay the total consideration to the Selling Shareholder on the Closing Date, namely to issue the stock certificate indicating the consideration stock of corresponding quantity to the Selling Shareholder; the Selling Shareholder shall use every reasonable effort to take necessary action to cooperate with the payment of consideration stock.

2.5  Filing and payment of tax. All parties agree and confirm that all taxes related to the target share shall be borne by the selling shareholder.

All Parties agree that the Selling Shareholders, within 30 business days from the Closing Date as stipulated in the Agreement, shall promptly start the tax filing procedures and shall communicate with the responsible taxing authority for Zhejiang Lixin and other taxing authority of competent jurisdiction (“competent taxing authority for Zhejiang Lixin”), and report the transactions pursuant to this Agreement. All Parties shall cooperate to issue, provide and execute all documents required for filing and make efforts to facilitate the Selling Shareholders to consummate the filing as soon as possible. After the competent taxing authority of Zhejiang Lixin issues the written confirmation of the tax payable of every Selling Shareholder, the Selling Shareholders shall pay the tax payable in full and submit the certificate of tax payment to the Buyer as soon as possible (or within the time as stipulated in the tax confirmation document issued by the competent taxing authority of Zhejiang Lixin).

All Parties shall use every reasonable effort to coordinate and cooperate to consummate the tax filing for transactions under this Agreement as soon as possible, and shall execute and submit all required documents and take necessary action according to the requirements of taxing authority.

If a Selling Shareholder fails to make tax filing according to the provisions of Article 2.5, all losses and expenses incurred for the Buyer therefrom shall be paid in full by such Selling Shareholder who fails to make such filing, and all such Selling Shareholders shall be jointly and severally liable for such indemnification.

III.  REPRESENTATIONS AND WARRANTIES OF RELEVANT GROUP COMPANY

The Company and every Selling Shareholder (collectively known as “every warrantor”, or separately known as “warrantor”) makes representations and warranties to the Buyer for the Group Companies jointly and severally as follows: the representations and warranties contained in Article 3 of this Agreement are true, accurate, complete and are not misleading as of the date of this Agreement, the Closing Date and the subsequent acquisition completion date (if the Buyer elects to conduct subsequent acquisition) (if the relevant representations and warranties are made for a certain date, it shall refer to such date therein).

3.1  Organization, power, good standing and qualification. The Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, can own or lease its properties and can carry on its business as now conducted. The Company is duly qualified or permitted to carry on its business as now conducted and is in good legal standing in such applicable jurisdiction.

3.2  Authorization and approval. Each Group Company, as the signatory of this Agreement and Transaction Documents, shall have the requisite power and authority to execute and deliver the Agreement and other Transaction Documents to which the Group Company is a Party, to perform the obligations under the Agreement and Transaction Documents, and to consummate all proposed transactions contemplated under the Agreement and the Transaction Documents. The execution and delivery of the Agreement and other Transaction Documents to which the Group Company is a Party, and the consummation of transactions contemplated therein have been duly and validly authorized by all necessary corporate actions. This Agreement and the other Transaction Documents to which any Group Company is a Party have already been, or shall be, as of Closing Date, duly and validly executed and delivered by such Group Company, and the Agreement and the other Transaction Documents to which a Group Company serves as a Party (provided that all other Parties shall be duly authorized, and execute and deliver such document) shall constitute the valid, effective and binding obligation of the Group Company, and shall be enforceable against the Group Company within their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy law and laws of equity.

3.3  Capitalization, Group Structure.

(a)  The authorized share capital of the Company is composed of: 38,000,000 ordinary shares with the face value of HK$0.01 per share. As of the date of this Agreement, 1,000,000 ordinary shares are issued and outstanding. All outstanding ordinary shares have been duly authorized, effectively issued, and paid in full, and have no additional capital contribution obligation, or had not violated any right of priority when they were issued.

(b)  The Group Companies have truly and accurately disclosed to the Buyer each Group Company’s name, place of incorporation, names of shareholders and their share capital held in such Group Company or paid-up capital. Each Group Company is a company duly organized, validly existing and in good standing (only applicable in those jurisdictions where the concept of “good standing” is recognized) under the laws of the jurisdiction of its incorporation and has all requisite power and authority, to own or lease its properties and to carry on its business as now conducted in all material aspects.

(c)  Except for the circumstances disclosed to the Buyer, the issued equity interests of every Group Company have been duly authorized, validly issued, fully paid and not subject to any additional capital contribution obligations, and shall be free and clear of all liens; moreover all shareholders of the Group Company who have obtained the equity interests of the Group Company have fulfilled the required legal procedures. (i) There shall be no priority or other unexercised rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements, call options, commitments or any kind of securities or liabilities which may cause any Group Company to assume obligations to issue or sell any stock of any Group Company or to obtain any stock of any Group Company through conversion, exchange or exercise of any rights, or any right to entitle any entity to subscribe or acquire any stock of any Group Company; and (ii) there shall be no stock or liabilities that may indicate such rights. Except for the provisions of the Transaction Document and valid shareholder agreement, no Group Company is a party to or is bound by any following contract: any contract that may affect the voting right to any stock of any Group Company or that may require the written consent of other Person for the exercise of voting right, any contract that may have an impact on the registration right of the stock of any Group Company, or any contract that may be related to the aforesaid items .

3.4  Governmental declaration; conflict.

(a)  The Group Company need not make any notification, report or other declaration with respect to the execution, delivery and performance of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby; nor need the Group Company obtain any consent, registration, approval or authorization from any governmental authority.

(b)  The execution, delivery and performance of this Agreement and other Transaction Documents by the Group Company and the consummation of the transactions under this Agreement and other Transaction Documents shall not constitute or result in: (i) a breach of the current Articles of Association and any constitutional documents in force as of the Closing Date, or a breach of any provisions thereunder; (ii) a breach of any material contract, or a breach of any provisions thereunder (or other event that may upon notice or with the lapse of time may become an event of default), or other Persons’ rights to terminate, cancel, change or accelerate the performance of such contract; (iii) impose any liens on any Group Company or its assets, rights or properties, or (iv) a breach of any laws applying to any Group Company, except in the cases of clause (ii), (iii) and (iv) above, circumstances that would not produce a Material Adverse Effect.

3.5  Financial statement; undisclosed liabilities

(a)  The Company has provided the Buyer the true and complete copy of the following financial statements (“financial statement”): (a) the audited consolidated balance sheet, audited consolidated income statement, audited statement of changes in stockholder’s equity, cash flow statement and all related footnotes and appendices of the Company as of December 31, 2018 (hereinafter referred to as “audited financial statements”), and (b) unaudited consolidated balance sheet as of May 31, 2019, (“latest balance sheet”, the date is known as “latest balance sheet date”).

(b)  The financial statements show, in all significant respects, the consolidated financial position, cash flow, operating performance and changes in shareholder’s equity of the Group Company as of the date and the period covered (the unaudited financial statements are limited by the footnotes and regular year-end adjustments not yet added).

3.6  Absence of certain changes.

From the latest balance sheet date to the date of this Agreement, (i) unless otherwise specified by the terms of this Agreement, all Group Companies have carried on their respective businesses in the ordinary course in all material aspects; and (ii) there has been no material adverse effect.

3.7  Litigation. As of the date of this Agreement, except for the circumstances disclosed to the Buyer:

(a)  There is no action pending or to the knowledge of the Warrantor that is currently threatened in writing against any Group Company by or to any governmental authority that may generate Material Adverse Effect if decided against such Group Company, and

(b)  any Group Company is not a Party of any order binding upon it that has produced Material Adverse Effect, and any Group Company or its respective assets, rights or properties are not restricted by such order.

3.8  Employee matters. To the knowledge of the Warrantor, none of the employees of any Group Company commits any serious violation of any law or order or any breach of any contract or terms thereof due to his/her labor relationship with the Group Company. Except for the compulsory requirements of applicable laws, the Group Company has no any other benefit plans. The term of “benefit plan” herein refers to the formal or informal, verbal or written plan, contract or other arrangement made for the existing or previous senior executive, director or employee of the Group Company, or their respective dependent Person or beneficiary, including employment agreement, profit sharing, deferred compensation, stock option, performance share, employee share purchase, severance package, retirement, health or insurance plan. Other than the contents as described in the financial statement, no Group Company has owed any salaries or other remunerations to its employees. By the date of this Agreement, there is no pending or to the knowledge of the Warrantor any written threat of strike, production stoppage or work stoppage. All Group Companies has abided by all applicable laws of the People’s Republic of China on social insurance, housing fund, employee employment and benefit plan (including the relevant laws and regulations on the payment of social insurance and related benefits). The Article 3.8 herein constitutes the sole and exclusive representation and warranties made by the Group Company for employee matters.

3.9  Compliance with laws.

(a)  Apart from circumstances disclosed to the Buyer, to the knowledge of the Warrantor, the Group Companies by the date of this Agreement have complied with the applicable laws and orders of governmental authority, except any noncompliant circumstances that will not produce any Material Adverse Effect. The Group Companies have all licenses and permits required to conduct its business as now conducted, and all licenses and permits have the full force and are not canceled, revoked or suspended.

(b)  This Article 3.9 is unrelated to the employee matters (only governed by Article 3.8) , tax matters (only governed by Article 3.10) or intellectual property (only governed by Article 3.11).

3.10  Tax matters.

(a)  Except for circumstances disclosed to the Buyer or any circumstance that may not generate Material Adverse Effect:

(i) Each Group Company has filed (or through its Representatives has filed) in a timely manner all returns require to be filed on or before the date of this Agreement (within any applicable extension periods), and has paid all taxes due or withheld (whether shown on the tax return) in a timely manner;

(ii) There is no tax audit, tax examination or administrative procedure related to taxation against the Group Company, and to the knowledge of the Warrantor, there is no threatened tax audit in writing, tax examination or administrative procedures from taxing authority.

(iii) In those jurisdictions in which the Group Company does not file any tax returns, no taxing authority has made any written claims alleging the Company or any Group Company is or might be a taxpayer in such jurisdiction;

(iv) To the knowledge of the Warrantor, no assets of the Group Company have any liens pertaining to taxation;

(v) There is no valid waiver of statute of limitations applicable to the collection of taxes against any Group Company;

(vi) The Group Company has withheld all taxes related to any amount paid or payable to any employee, independent contractor, creditor, shareholder or other third Party, in a timely manner to the responsible governmental authority; and

(vii) The Group Company is not a Party to is bound by any agreement on tax sharing, tax allocation, tax refund or other similar agreements, (excluding any commercial contract that is not primarily related to taxation and is signed among the Group Companies).

(b)  The Article 3.10 herein constitutes the sole and exclusive representation and warranties made by the Group Company for taxation or other matters concerning tax laws. No contents of this Article 3.10 or other clauses of this Agreement shall be construed to directly or indirectly apply to any taxable period (or any portion thereof) on or from the Closing Date.

3.11  Intellectual property.

(a)  As of the date of the Agreement, the Group Companies have disclosed to the Buyer (i) all applications and registrations of intellectual property owned (including all social media accounts used by any Group Company or registered in the name of any Group Company); (ii) other intellectual property authorized for use by other parties; (iii) the intellectual property actually used other than those described in (i) and (ii).

(b)  The registered intellectual property has not expired and is not invalid, revoked or waived; the registered intellectual property does not involve any pending or to the knowledge of each Warrantor proposed objection, cancellation, interference or similar legal procedures. In order to maintain or extend the registered intellectual property, all expenses arising from or required by the registration, maintenance and extension of the registered intellectual property that are relevant and due, have already been paid; all required documents, records and proofs related to the registered intellectual property have already been filed with the registration authority of intellectual property or other responsible authorities in the relevant jurisdictions (depending on the actual case). All authentic and accurate copies of all patents and patent applications, trademark and service mark application and registration, or copyright application and registration that have material importance on the business operations of every Group Company, or are owned, controlled, filed or used by any Group Company or on behalf of any Group Company, or ones in which any Group Company enjoys any benefits, have been provided to the Buyer.

(c)  All Group Companies legally own the valid permit or license for using the intellectual property of all other parties, and have executed the relevant license agreement or similar documents.

(d)  The intellectual property owned and used by the Group Companies is free of any liens.

(e)  Apart from circumstances that will not produce Material Adverse Effect: (a) no Group Company infringes, misappropriates or otherwise violates the intellectual property of other entities when conducting business operation as now conducted; (b) no Group Company has received any written claims: (i) alleging that it infringes, misappropriates or otherwise violates the intellectual property of any entity; or (ii) questioning the validity or enforceability of the intellectual property owned by it; however the two circumstances aforesaid do not include a claim that has been resolved satisfactorily and has not generated any liability or claim for continuous obligation for such Group Company; (c) all items disclosed to the Buyer shall persist and shall not expire as of the date of this Agreement, and to the knowledge of the Warrantor, they are still valid and enforceable.

3.12  Insurance. All insurance policies maintained by the Group Company (“Insurance Policy”) are in full force and effect, and all premiums due and payable under all such insurance policies have been paid; no Group Company has received any written notice of canceling or terminating any insurance policy (excluding the normal renewal of insurance), except for the circumstances that may not generate Material Adverse Effect.

3.13  Asset.

(a)  Except for circumstances disclosed to the Buyer, one or multiple Group Companies own, or possess pursuant to a valid and enforceable lease all properties and assets owned or leased by such and listed on the latest balance sheet (personal or real, tangible and intangible asset), and all properties and assets shall be free of any liens (except for the liens to be generated within the scope of normal business operation), however excluding the assets disposed by the Group Company within the scope of normal business operation since the latest balance sheet date.

(b)  As for the lease or sublease of each real property executed by a Group Company, where the lease agreement or sublease agreement of every real property to which the Group Company is a party is valid and binding upon the Group Company, it shall be enforceable as set forth by its terms and have full force, except to the extent that enforceability thereof may be limited by applicable bankruptcy law and laws of equity. By the date of this Agreement, no Group Company has sent or received the written default notice against any lease agreement or sublease agreement.

3.14  Material contract.

(a)  The Group Companies have disclosed the Buyer the following contract valid as of the date of this Agreement to which such Group Company is a party or bound in other forms (excluding the insurance policy and lease agreement governed by Article 3.12 and Article 3.13 respectively, and the transaction documents thereof) (“Material Contracts”):

(i) Contract that is related to liabilities, credit extension, guarantee or debt undertaking and liens;

(ii) Partnership or the joint venture agreements;

(iii) Right that materially restricts or limits any Group Company to engage in business that competes with the business operated by any Person in any geographic area;

(iv) Contract that is signed with a governmental authority;

(v) Contract that grants the preemptive right, right of first refusal or other similar rights to any Person for any significant asset of the Group Company;

(vi) Contract that requires payment in the form of cash, property or service, of which the single amount is or is more than US$300,000 (or in equivalent foreign currency), or the aggregate amount is or more than US$500,000 (or in equivalent foreign currency);

(vii) Contract that confers the power of attorney, right of agency or similar rights, and

(viii) Agreement that is entered into by a Group Company and its Affiliates, of which the single or aggregate amount within 12 months is or is more than US$200,000;

(b)  All material contracts are valid, and binding upon the Group Company which serves as a party thereto (or other parties of the contract to the knowledge of the Warrantor) , and are in full force and enforceability, except to the extent that enforceability thereof may be limited by applicable bankruptcy law and laws of equity. The Group Company that serves as a Party to any material contract has not conducted any breach thereunder, and to the knowledge of the Warrantor, there shall be no event that by notice and/or by lapse of time may constitute a breach thereunder by the Group Company or any other party. No Group Company has received written notice of any breach or alleged breach. The true and complete copy of every material contract has already been provided to the Buyer before the date of this Agreement, excluding any contract under the terms of which disclosure to third parties is prohibited, any contract in which its terms contains competitive information (under such circumstances such terms shall have been redacted) or any contract that has already expired by the date of this Agreement.

3.15  Contract with Affiliates. No Group Company has entered into any contract having material importance to the overall interests of the Group Company with any director, senior executive or its Affiliates (excluding those entered into among the Group Companies), however excluding the following contracts: (i) any contract that specifies employment and benefit arrangements, including employment agreement, incentive compensation and equity arrangement; or (ii) any contract that is signed within the normal business scope, provided that its terms contain no more preferential contents compared with any terms entered into with any Person other than the Group Company’s director, senior executive or Affiliate under the principles of fair dealing.

IV.  REPRESENTATION AND WANRRANTIES OF RELEVANT SELLING SHAREHOLDER

The Selling Shareholder makes representations and warranties to the Buyer jointly and severally as follows: the representations and warranties contained in Article 4 of this Agreement are true, accurate, complete and are not misleading on the date of this Agreement and the Closing Date under the Agreement (if the representations and warranties are made for a certain date, it shall refer to such date therein).

4.1  Authorization and approval. Each Selling Shareholder, as the signatory of this Agreement and Transaction Documents, shall have the requisite power and authority to execute and deliver the Agreement and other Transaction Documents to which the Selling Shareholder is a party, to perform the obligations under the Agreement and Transaction Documents, and to consummate all proposed transactions contemplated under the Agreement and the Transaction Documents. If the Selling Shareholder is not a natural Person, the execution and delivery of the Agreement and other Transaction Documents to which the Selling Shareholder is a Party, and the consummation of transactions contemplated therein have been duly and validly authorized by all necessary corporate actions. This Agreement and other Transaction Documents to which any Selling Shareholder is a Party have already been, or shall be, as of Closing Date, duly and validly executed and delivered by the Selling Shareholder, and the Agreement and other Transaction Document to which a Selling Shareholder serves as a Party (provided that all other Parties shall be duly authorized, and execute and deliver such document) shall constitute the valid, effective and binding obligation of the Selling Shareholder, and shall be enforceable against the Selling Shareholder within their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy law and laws of equity.

4.2  Governmental declaration; conflict.

(a)  The Selling Shareholder need not make any notification, report or other declaration with respect to the execution, delivery and performance of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby; nor need the Selling Shareholder obtain any consent, registration, approval or authorization from any governmental authority, excluding any of the foregoing that, if not made or acquired, would interfere with or materially delay the ability of the Selling Shareholder to perform the obligations under the terms of this Agreement.

(b)  The execution, delivery and performance of this Agreement and other Transaction Documents by the Selling Shareholder and the consummation of the transactions under this Agreement and other Transaction Documents shall not constitute or result in: (i) (if the Selling Shareholder is not a natural Person) a breach of the current Articles of Association and any constitutional documents in force as of the Closing Date, or a breach of any provisions thereunder; (ii) a breach of any material contract of the Selling Shareholder, or a breach of any provision thereunder (or other event that may upon notice or with the lapse of time may become an event of default); (iii) impose any liens on any Selling Shareholder or its assets, rights or properties, or (iv) a breach of any laws applying to such Selling Shareholder, except in the cases of clause (ii), (iii) and (iv) above, circumstances that would not terminate, cancel, modify or accelerate the performance of any terms under the Transaction Documents or produce a Material Adverse Effect.

4.3  Ownership. The Selling Shareholder owns transferable ownership for all Target Shares and subsequent acquisition shares (if the Buyer elects to make subsequent acquisition) free of any liens, and such Selling Shareholder is the sole registered beneficial owner of such shares.

4.4  Litigation. As of the date of this Agreement:

(a)  There is no action pending or to the actual knowledge of the Selling Shareholder that is currently threatened in writing against any Selling shareholder by or to any governmental authority that may interfere with or materially delay the ability of the Selling Shareholder to perform the obligations under the terms of this Agreement ; and

(b)  the Selling Shareholder or its asset, rights or properties are not subject to any binding order on such Selling Shareholder that may interfere with or materially delay the ability of such Selling Shareholder to perform the obligations under the terms of this Agreement.

V.  REPRESENTATION AND WARRANTIES OF THE BUYER

The Buyer makes representations and warranties to the Company and the Selling Shareholders as follows: the representations and warranties contained in Article 5 of this Agreement are true, accurate, complete and are not misleading as of the date of this Agreement and the Closing Date under the Agreement (if the relevant representations and warranties are made for a certain date, it shall refer to such date therein).

5.1  Organization, power, good standing and qualification. The Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (only applicable in those jurisdictions where the concept of “good standing” is recognized), has all requisite power and authority, can own or lease its assets and properties, and carry on its business as now conducted, except circumstances in which the Buyer’s ability to perform the obligations under the terms of this Agreement will not be prevented or seriously delayed even if the Buyer does not acquire such qualification or approval, is not in good standing or does not have such power or authority .

5.2  Authorization and approval. The Buyer has the requisite power and authority to execute and deliver the Agreement and other Transaction Documents to which the Buyer is a party, to perform the obligations under the Agreement and Transaction Documents, and to consummate all proposed transactions contemplated under the Agreement and the Transaction Documents. The execution and delivery of the Agreement and other Transaction Documents to which the Buyer is a Party, and the consummation of transactions contemplated thereby have been duly and validly authorized by all necessary corporate actions. This Agreement and the other Transaction Documents to which the Buyer is a Party have already been, or shall be, as of Closing Date, duly and validly executed and delivered by the Buyer, and the Agreement and the other Transaction Document to which the Buyer serves as a Party (provided that all other Parties shall be duly authorized, and execute and deliver such document) shall constitute the valid, effective and binding obligation of the Buyer, and shall be enforceable against the Buyer within their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy law and laws of equity.

5.3  Governmental declaration; conflict.

(a)  The Buyer need not make any notification, report or other declaration with respect to the execution, delivery and performance of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby; nor need the Buyer obtain any consent, registration, approval or authorization from any governmental authority, excluding any of the foregoing that if not made or acquired, would interfere with or materially delay the ability of the Selling Shareholder to perform the obligations under the terms of this Agreement.

(b)  The execution, delivery and performance of this Agreement and other Transaction Documents by the Buyer and the consummation of the transactions under this Agreement and other Transaction Documents shall not constitute or result in: (i) a breach of the current Articles of Association of the Buyer or any terms thereof; (ii) a breach of any material contract of the Buyer, or a breach of any provision thereunder (or other event that may upon notice or with the lapse of time may become an event of default); (iii) a breach of any laws applying to the Buyer, except in the cases of clause (ii) and (iii) above, circumstances that would not terminate, cancel, modify or accelerate the performance of any terms under the Transaction Documents or produce a Material Adverse Effect.

5.4 Litigation. As of the date of this Agreement:

(a) There is no action pending or to the actual knowledge of the Buyer that is currently threatened in writing against the Buyer by or to any governmental authority that may interfere with or materially delay the ability of the Buyer to perform the obligations under the terms of this Agreement; and

(b) the Buyer or its asset, rights or properties are not subject to any binding order that may interfere with or materially delay the ability of the Buyer to perform the obligations under the terms of this Agreement.

VI. COVENANTS

6.1 Operations during transitional period.

(a) From the date of this Agreement to the Closing Date or earlier termination date pursuant to the terms of this Agreement, unless (x) provided otherwise or permitted by this Agreement or (y) under the written consent of the Buyer, or (z) required by applicable laws, orders, governmental authority or contract valid through the date of this Agreement, the Warrantor shall use every reasonable commercial effort to operate the Group Companies within normal business scope, and shall not allow any Group Company to:

(i) Issue any dividend;

(ii) Let any Selling Shareholder directly or indirectly increase its shareholding in the company or acquire control or any other rights in the company’s stock;

(iii) Amend its constitutional document valid as of the date of this Agreement;

(iv) Acquire any equity or material asset, right or property of any business or department of any other Person beyond the normal scope of business operation (whether realized by merger, combination or other means), except for any forms of mergers and acquisitions between the Group Companies;

(v) Merge or combine with any other Person, or restructure, or liquidate in whole or in part any Group Company (excluding any transaction within the normal scope of business operation or for disposing obsolete assets), except for such transaction between any Group Companies;

(vi) Sell or dispose any significant asset, right or property of any Group Company with a fair market value exceeding US$100,000 separately, or impose any liens thereon, except for ones made in the ordinary course of business operation;

(vii) Incur any guaranteed obligations, except for the ones as follows: (a) inter-company guaranteed obligations between Group Companies, (b) short-term loans arising from normal business operations, (c) asset financing and capital financing in the ordinary course of business operations, or (d) prepayment of business expenses between Group Companies in accordance with past practice during normal business operations;

(viii) Impose any liens on any material property or asset of any Group Company ;

(ix) (a) increase the level of remuneration payable or to be payable to any employee in any material aspect (except the circumstance in which the basic wages, salaries, commissions and bonuses of senior executives, employees and advisors are increased in accordance with past practice in the ordinary course of business operations), (b) provide any employee with additional severance or dismissal allowances beyond the benefit plans or the ordinary course of business operations, or not in accordance with the previous practice; or (c) establish, adopt, conclude, materially amend or terminate any benefit plan or any plan, project, policy, agreement or other arrangement that may become a benefit plan if surviving the date of this Agreement (except for ones with the purpose of replacing or revising the benefit plan if the cost of providing relevant benefits does not increase materially); provided that the Group Company can execute or amend employment or advisory agreement or arrangement with senior executives, employees and advisors with respect to the promotion and employment of new employees or advisors; or

(x) Consent, authorize or promise in writing to take any action aforesaid;

(b) No content of this Agreement is intended to directly or indirectly confer or grant the Buyer the right to control or instruct the operation of Group Company before Closing.

6.2 Further warranties. All Parties should (and the Company shall urge the other Group Companies to) make reasonable commercial efforts to: (a) take all necessary or appropriate actions and conduct all necessary, appropriate or favorable acts for completing any proposed transactions under the Agreement (including the execution and delivery of documents and other instruments), and (b) prompt itself to satisfy all the Closing conditions as soon as possible to perform the obligations to consummate the proposed transactions under this Agreement.

6.3 Inspection and report.

(a) Subject to the compliance with applicable laws and upon the reasonable notice of the Buyer, the Company shall (and shall urge other Group Companies to) provide reasonable opportunities to the senior executives and other authorized Representatives of the Buyer, to allow them to access the employee, property, contracts and records of its employees during the normal business hours at all time before Closing or the early termination of this Agreement, and shall (and urge the Group Companies to) provide the Buyer the information about the business operations, property and personnel upon the receipt of reasonable request during such periods; provided that such activities of the Buyer and its Representatives shall not unreasonably interfere with the normal business or operation of the Group Company. All requests for information under Article 6.3 shall be forwarded to the executing manager or other Person designated by the Company in respect of such requests, and the Buyer agrees that the Buyer or its Representative shall not communicate with any employee, senior executive or agent who is not designated by any Group Company without the prior written consent of the Company and the Selling Shareholders.

(b) A Group Company may disallow any access to or disclosure of the following information under the following circumstances: (i) upon the reasonable good faith judgment of the Company, other Group Companies or the Selling Shareholders, the information may possibly lead to a violation of any applicable law, fiduciary duties or any contract to which the Group Company is a party, or to interfere with any privileges (including attorney-client privileges) that the Group Company has the right to enjoy with respect to such information, but the Company and the Selling Shareholders shall inform the Buyer of the reasons and reasonableness thereof; (ii) information concerning such litigation between the Group Company and the Buyer or its Affiliate, to which the Group Company is a party, and the Buyer or any of its Affiliates is the other party, such that the Group Company and the Buyer or its Affiliates become adversarial to each other; (iii) the Company, other Group Companies or the Selling Shareholders, upon their reasonable judgment deem that the information may lead to the disclosure of any trade secret of the Group Company or a third party, which may further lead to the Group Company’s material breach of contract; or (iv) the Company, other Group Companies or the Selling Shareholders, upon their good faith judgment, deem that the information may lead to the breach of its confidentiality obligations, provided that the Group Company has made reasonable efforts to obtain the consent of such third parties with respect to such disclosure.

(c) All information to be provided pursuant to Article 6.3 is exclusively used for the proposed transaction under the Agreement, and the Buyer shall comply with confidentiality obligations by all means.

6.4 Public disclosure. Except for those made to comply with the requirements all applicable laws, no Party is allowed to make any public release or announcement concerning the subject matter of the Agreement or the proposed transaction under the Agreement without the prior written approval (such approval shall not be unreasonably withheld or delayed) of the Selling Shareholders (if it is disclosed by the Buyer) and the Buyer (if it is disclosed by the Group Companies or any Selling Shareholders).

6.5 Taxes. Unless otherwise explicitly stipulated by the Agreement, whether Closing takes place, all costs and expenses arising from this Agreement, other Transaction Documents and the proposed transactions thereunder shall be borne by the party that generates such. All taxes arising from the execution or performance of this Agreement under any applicable laws shall be borne by each party in accordance with the applicable laws.

6.6 Confidentiality. Each Party shall keep confidential all documents and information of other Parties to be received for the purpose of the proposed transactions under this Agreement and other Transaction Documents. "Confidential information" includes any information concerning the financial status, business, operation or prospects of any company or Person, and details relating to the Transaction Documents and transactions thereunder; but "Confidential information" does not include: (i) information that is universally known or about to be universally known to the public not due to the breach of confidentiality obligations by a Party; (ii) information that is known by a Party before disclosure on a non-confidential basis; (iii) information known by a Party from other non-company sources on a non-confidential basis, and to the knowledge of such Party, the source is not bound by any confidentiality agreement or obligation signed by the company or any other Person when receiving such information; (iv) information that is independently developed by a Party without violating any confidentiality agreement or obligation. All Parties hereby consent not to disclose confidential information to any Person, except to the following extent:

(a) Disclose to the Affiliates of the Party and their respective representatives, provided that the representatives of such Persons need to use confidential information for the purpose of the transaction under such Transaction Document and that such representatives are informed of the confidential nature of the information and agree to be bound by the terms of confidentiality consistent with the provisions of this Agreement;

(b) Contents disclosed in accordance with applicable laws and regulations (including any oral or written questions, inquiries, requests for information and documents, subpoenas, or other similar procedures; but such party needs to notify the disclosing party of such requirements immediately so as to facilitate the disclosing party to apply for appropriate protection orders or similar relief measures (the recipient of such information shall make every effort to cooperate with the application of the disclosing party and, in any case, make a minimum disclosure only in accordance with the requirements of the law and regulations));

(c) A potential transferee of the company's equity, provided that the transfer does not violate the provisions of this Agreement and that the potential transferee has been informed of the confidential nature of the information and agrees to be bound by a confidentiality agreement consistent with the provisions of this Agreement;

(d) Regulatory authority with the authority to supervise a party or its affiliates, or rating agencies that have regular transactions with a party or its affiliates, provided that such regulatory authority or rating agencies have been informed of the confidentiality of the information;

(e) Disclose the relevant matters of the proposed transaction under this Agreement to a financial, legal or tax expert; provided that such Persons shall use the confidential information for the purpose of the transaction under such Transaction Document and that such Persons have been informed of the confidential nature of the information and agree to be bound by the terms of confidentiality consistent with the provisions of this Agreement; or

(f) The prior written consent of the disclosing party is obtained in advance.

6.7 Consent and waiver.

(a) The Group Companies and the Selling Shareholders hereby irrevocably agree to the proposed transactions under this Agreement and other Transaction Documents, and hereby irrevocably waive any preemptive right, right of first refusal, drag-along rights, tag-along rights or any other similar rights, provided that Closing shall take place, which may be acquired through the proposed transactions under this Agreement or other Transaction Documents due to any existing shareholder agreement, existing articles of association or other reasons.

(b) Under no circumstances shall the Company, the Buyer and any other shareholders of the Company or any of its affiliates, as of the Closing Date, assume any responsibility, obligation or role with respect to the allocation of the transfer price among the Selling Shareholders, whether the allocation conforms to the provisions of the existing shareholders’ agreement or the existing articles of association.

6.8 Indemnification and discharge of liability.

(a) From the Closing Date (provided that Closing takes place), to the maximum extent permitted by applicable law, each Selling Shareholder, on behalf of themselves and their shareholder, transferee and beneficiary, and on behalf of their creditor, director, senior executive, manager, employee, investor, Affiliate, Representative, and the successors and transferee of all Persons aforesaid (collectively referred to as the "indemnifying Person") confirms hereby that they shall voluntarily, unconditionally, irrevocably indemnify, completely and ultimately relieve, discharge and permanently eliminate any and all action, cause of action, proceeding, liability, accounts payable, bonds, bill, commitment, contract, dispute, obligation, claim, counterclaim, request, cost, expense, compensation or responsibility of all kinds and nature of any Group Company and its shareholder, transferee and beneficiary, creditor, director, senior executive, manager, employee, investor, Affiliate, Representative, predecessor of an Affiliate, as well as any successor or transferee of all Persons aforesaid (collectively referred to as “indemnified Person”) , before, after or for any event, circumstance, cause or matter or relevant to it, at any time before the Closing Date, whether absolute, contingent, liquidated or pending for liquidation, known or unknown, or generated directly or derived from any Person, whether under any agreement or memorandum or on the basis of any law or law of equity (“indemnification claim”), including any investment in the stock of any Group Company of such Selling Shareholder, or any claim arising from the current Articles of Association, and/or shareholders agreement (“indemnification”). The indemnification shall come into force as a complete, final and irrevocable agreement, and all indemnification claims shall be allowed. However in spite of any contrary provision, the exemption shall not apply to circumstances of fraud.

(b) From the Closing Date (provided that Closing takes place), each Selling Shareholder hereby irrevocably and unconditionally covenants not to make any claim or request directly or indirectly against the indemnified Person on the basis of such indemnification after Closing, or to initiate or prompt to initiate any kinds of procedures, nor to attempt to recover any amount thereon. Any indemnified Person may, by virtue of this indemnification, completely prohibit any indemnification claim arising from the violation of no-action commitment herein.

(c) Each Selling Shareholder agrees that, if such selling shareholder violates any of the provisions of Article 6.8, it shall indemnify the indemnified Person of all costs and expenses in any defense or claims incurred by the indemnified Person due to such violation, including attorney's fees.

6.9 Lock-up. Unless otherwise more strictly required in this Agreement, the Core Selling Shareholders who obtain the consideration stock covenant that the lock-up period of not less than 30% of the consideration stock held by such directly and indirectly (“locked-up stock") shall be twenty-four (24) months from the Closing Date. At the same time, such Core Selling Shareholder promises to pledge the locked-up stock to the Buyer or its designated Person. If any Core Selling Shareholder sells any locked-up stock in any form during the lock-up period, the Buyer has the right to withdraw all consideration stocks acquired by the Core Selling Shareholder, and to charge the Core Selling Shareholder a fine equal to two (2) times of the price of the amount of shares sold at the open market price at the time of sale.

6.10 Transaction restructuring. The Selling Shareholder shall urge the Group Company to complete the following domestic and foreign transactions and restructuring matters before the Closing Date:

(a) The Company completes the establishment of overseas structure to ensure the valid establishment of its directly or indirectly-held subsidiaries (including but not limited to BVI Lixin and Hong Kong Lixin), and in circumstances requiring the Indirect Shareholders who are residents of China to comply with the registration requirements or reporting requirements as specified in the regulations of SAFE (State Administration of Foreign Exchange) or other relevant regulations of SAFE concerning round-tripping investment in China, the Company has complied with and satisfied such reporting or registration requirements.

(b) Consummate the arrangement of share transfer related to the acquisition of Zhejiang Lixin, i.e. (i) the original shareholders of Zhejiang Lixin duly execute and deliver the purchase agreement and relevant documents with the Company and Hong Kong Lixin, sell to the Company all their shares held in Zhejiang Lixin (together representing 99% of the shares of Zhejiang Lixin), and transfer all their shares held in Zhejiang Lixin to the designated Person of the Company (i.e. Hong Kong Lixin); (ii) go through the formalities for the change in shareholders and amendment of articles of association of Zhejiang Lixin; (iii) Go through the formalities for the filing with commerce department for the change of Zhejiang Lixin into a wholly foreign-owned enterprise; (iv) consummate the tax filing procedures involved in the change of shareholders of Zhejiang Lixin (“the transfer of shares of Zhejiang Lixin").

6.11 Rectification matters. All Parties confirm that post-Closing each shall make maximum efforts to cooperate and urge the Group Companies to consummate the following rectification matters:

(a) Zhejiang Jing Yu Xin shall withdraw as soon as possible a guarantee indemnity reserve of not less than 1% of the year-end guarantee liability balance for 2018.

(b) The Group Companies shall enhance financial management and internal control.

6.12 Non-competition. After Closing, to avoid competition with the Buyer and the Group Company, unless otherwise agreed by the Buyer in writing, the Selling Shareholders listed in Appendix C of this Agreement shall not conduct any of the following acts directly or indirectly, paid or free of charge, in person or through any third party, relative, Affiliates (its employee, agent, advisor, director, partner, shareholder) or in any other roles, for any period during which he or she directly or indirectly holds any interest in or is employed by the Buyer, Company or Group Company, and within two (2) years after he or she ceases to directly or indirectly hold any interest in or be employed by the Buyer, Company or Group Company: (i) to establish, engage in, participate in or operate any business directly or indirectly identical to, similar to or competing with the Buyer or its subsidiaries, the Company or Group Companies (“competitors"); or (ii) to take office, acquire or hold interests in the competitor in any manner (except for the purchase and sales of stock on the open market); (iii) to provide any financial, technical, business opportunities, information, experience and other support, consultation or services to competitors; or (iv) to solicit or employ any current employees or staff of the Buyer or its subsidiaries, the Company or Group Companies, or any previous employees or staff of the foregoing with whom the termination of employment or service happened less than one (1) year, or receive the services or support of any of the aforesaid (whether compensated or for free).

6.13 Proxy. The Selling Shareholder who receives consideration stock consents and covenants that from the Closing Date to the date when it no longer directly or indirectly holds any shares of the Buyer, such Selling Shareholder shall delegate all the voting right of the consideration stock received hereby to the designated Person of the Buyer, and shall provide valid written proxy letter.

6.14 Corporate governance

(a) Composition of board of directors. From the Closing Date, the directors of the Company shall be appointed and elected by the board of shareholders of the Company in accordance with the law and the provisions of the revised memorandum of association and articles of association. The board of directors shall exercise the functions and authority as prescribed by the law and the revised memorandum of association and articles of association. The chairman and the co-chairman shall be elected by the board of directors. All Parties covenant that, provided that the laws, regulations and the requirements of securities exchanges are complied with, the directors of the Company shall include (i) one (1) director appointed by the Buyer ("the Buyer's director") and (ii) the former director of the Company; the chairman of the board shall be the former director of the Company, the co-chairman shall be the Buyer's director, and the co-chairman shall also be the vice-chairman of the Company. All Parties covenant that when they have the right to vote on the election of directors they shall ensure that the board of directors, the chairman and the co-chairmen of the Company are to be composed of the aforesaid Persons or to be replaced pursuant to Article 6.14 (c) in compliance with the laws and requirements of securities exchanges, either through the right to vote or proxy or through written consent, and to take other necessary actions. For the Persons to be designated according to Article 6.14 (a) or 6.14 (c), the Company agrees to take all necessary actions to ensure that the board of directors is composed of Persons specified in Article 6.14 (a). All parties agree that, upon the Buyer's request, the composition of the board of directors (including directors, chairmen, the number and composition of co-directors) of all or part of the Group Companies shall be in conformity with the composition of the board of directors of the Company.

All Parties further agree that if the Selling Shareholder of the consideration stock reduces direct or indirect holding of such by more than 60%, the Buyer has the right to demand that the Selling Shareholder to cease to act as a director, supervisor or senior manager of the Group Company. Upon the request of the Buyer, all Parties agree to take all necessary actions to ensure that the aforesaid Selling Shareholder shall no longer act as director, supervisor or senior manager of the Group Company.

(b) Dismissal. All Parties agree that if they have the right to vote on the removal of a director of the Group Company, they shall not vote in favor of the removal of the director of the Buyer who is nominated and appointed according to Article 6.14 (a) or Article 6.14 (c), unless the Buyer otherwise agrees in writing to the removal of the director or if the director does not comply with applicable laws, regulations or regulatory requirements; however, if the Buyer requests the removal of the Buyer's director in writing, all shareholders shall vote in favor of the request.

(c) Vacancy. If a vacancy occurs in the board of directors due to the death, incapacity, retirement, resignation, dismissal of the director or other reasons: (i) if the Buyer's director dies, loses his capacity, retires, resigns, is dismissed or is unable to continue to serve as a company director for other reasons, the Buyer shall re-appoint another Person to fill the vacancy to serve as the director; (ii) if the former director of the Company dies, loses his capacity, retires, resigns, is dismissed or is unable to continue to serve as a company director for other reasons, the Buyer and the Core Selling Shareholders who acquire the consideration shares shall negotiate to confirm the Person who fills in the vacancy and serves as a director.

(d) Meeting. The meeting of the board of directors shall be held at least every three (3) months, and an extraordinary meeting may be proposed and convened by any two (2) or more directors when the business operation or the Company governance of the Company demands. The Company shall pay all reasonable travel expenses for directors who attend the regular and extraordinary meetings of the board of directors. Director may attend board meetings in person, by telephone or by appointing agents to attend board meetings and vote on their behalf. The above appointment shall be made in writing and signed by the director, and shall specify the meeting at which the agent may act and the instructions applying to the agent. Directors may appoint other directors as their agents, and Persons acting as agents may represent one or more directors.

(e) Meeting notice. Before convening the meeting of the board of directors, the Company will notify each director of the meeting at least five (5) business days in advance, indicating the specific agenda, time and venue of the meeting.

(f) Quorum and voting.

(i) The board of directors of the Company shall ensure that more than two-thirds (2/3) of the total number of directors attend the meeting (inclusive), and the meeting can only be convened when the director of the Buyer attends (for both regular meeting and extraordinary meeting). However, provided that the number of directors present at a board meeting convened in accordance with Article 6.14 (e) does not reach the quorum, then: (x) the board meeting shall be adjourned and reconvened at the same venue seven (7) days later; (y) any director who fails to attend the reconvened board meeting in person, by telephone conference or by appointing an agent shall be deemed to have waived the voting right at such meeting; and (z) the director who is deemed to have waived the right to vote at the meeting shall be included in the quorum of the reconvened meeting, and all resolutions adopted at the reconvened meeting in accordance with the Articles of Association shall be valid and in full force.

(ii) A resolution of the board of directors of the Company shall only be adopted with the approval of more than one-half (1/2) (exclusive) of the directors present at the board meeting. Directors may vote at the meeting by attending the board meetings in person, by telephone or by appointing agents. Each director has one (1) vote, but the director acting on another director or the Person acting on two or more Persons’ behalf shall have the right to vote as such authorizing director and/or his or her Representative.

(g) Veto power of chairman and co-chairman. Notwithstanding the provisions of Article 6.14(f)(ii), any material business matters of the Group Companies shall be agreed by the chairman and the co-chairmen jointly; the "material business matters" shall include, but not be limited to:

(i) Change the Company's authorized capital, or increase or decrease the type of shares or number of authorized share capital of the Company;

(ii) Change the number of shares held by shareholders or the rights of shareholders;

(iii) Amend the revised memorandum of organization and articles of association, as well as major matters in the revised memorandum of organization and articles of association (including, but not limited to, matters relating to dividends and transfer of control, mergers and acquisitions and spin-off, termination and dissolution, and changes in ownership structure);

(iv) Adopt or revise annual budgets and accounts, investment plans and uses of funds, as well as any foreign investment beyond the annual budget;

(v) Change the accounting methods or policies previously adopted;

(vi) Appoint or dismiss senior managers of the Company, including, but not limited to, the president, chief executive officer, chief operating officer, chief risk officer, treasurer, or hire or change accounting firms or auditors for the Company;

(vii) Declare and pay dividends, or approve, adjust and modify dividend distribution plans;

(viii) Change the number, composition, appointment and removal of the board of directors, as well as its functions and powers;

(ix) Merger and acquisitions, spin-offs, corporate restructuring, changes in corporate form or other transactions that result in the transfer of the Company's material asset or business or changes in control;

(x) Dissolution or liquidation of the Company, or the application by the Company or another Person to appoint a receiver, trustee in bankruptcy or other form of external administrator of the company, winding-up, liquidation, or declaration of bankruptcy or insolvency;

(xi) Establish, approve, reclassify, issue, repurchase or redeem any share or any other equity or carry out any bond financing, but excluding the issuance of any common stock at the time of conversion of preferred shares;

(xii) Make any material changes to the business of the Company, including, but not limited to, discontinuing the operation of the business currently, primarily engaged in by the Company, changing any of its main business or conducting business other than the existing main business of the Company;

(xiii) Borrow or otherwise assume major non-operating debts in excess of RMB 3,000,000 in a single amount;

(xiv) Sign an ordinary business contract with a single customer for a single amount of more than RMB 3,000,000 or more than RMB 5,000,000 within twelve (12) months cumulatively;

(xv) Establish any mortgage, pledge or guarantee on company assets (including, but not limited to, intellectual property rights) or shares, or to create any third-party rights;

(xvi) Authorize other Person to use or transfer in any form any intellectual property or material assets of the Group Companies beyond the ordinary course of business operation;

(xvii) Any affiliated transaction between the Group Company and its shareholders or other Affiliates;

(xviii) Initial public offering (IPO), material financing and related arrangements of the Group Companies.

(h) Written consent. The board of directors may instead of a meeting adopt the unanimous written consent of the directors and engage in any business, make any decision and take any action that might have been taken in accordance with the resolution of the meeting of the board of directors on the basis of such written consent.

(i) Indemnification of the directors. The Company shall compensate each member of its board of directors for all claims and responsibilities arising from the exercise of any powers or obligations as a director within the maximum reasonable scope permitted by applicable law.

(j) Articles of Association of the Company. Each shareholder agrees, by exercising the right to vote or proxy, or through written consent, and to take all necessary other actions to ensure that the articles of association of the Company and the constitutional documents of each Group Company (i) are amended to comply with the provisions of this Agreement in compliance with the applicable law, and (ii) to grant each shareholder the rights and interests to be enjoyed under this Agreement.

(k) Management.

(i) Chief Risk Officer. From the Closing Date, the Buyer has the right to appoint one (1) Chief Risk Officer to the Company and all or part of the Group Companies to participate in the decision-making and risk management of the Group Companies.

(ii) Core senior management and responsible Persons of major departments. The Core Selling Shareholders shall ensure that the core senior management and the responsible Persons of the major departments (accounting department, risk management department, comprehensive management department, financial market department and Hangzhou Business Center) listed in Appendix D shall continue to serve the Group Companies within twenty-four (24) months as of the Closing Date. Therefore the above-mentioned Persons shall sign employment contracts with any Group Company for a period of at least 24 months. Moreover, the Core Selling Shareholders shall ensure that the above-mentioned Persons shall sign confidentiality and non-competition agreements with any Group Company to the satisfaction of the Buyer, stipulating that the above-mentioned Persons shall not conduct the following acts directly or indirectly, paid or for free, in Person or through third parties, relatives or Affiliates (their employees, agent, consultant, director, partner, shareholder) or in other roles during the period when being employed by the Group Company or during a period of six (6) to twenty-four (24) months after his or her termination of employment from the Group Companies: (i) establishing, engaging in, participating in or operating with respect to any competitor; (ii) holding any position, acquiring or holding interests in any way for the competitor (except the purchase and sale of stocks through the open securities market); (iii) providing the support, consultation or service with respect to finance, technology, business opportunities, information and experience; or (iv) soliciting or employing any current employee or staff of the Buyer or its subsidiaries, the Company or Group Companies, or any previous employees or staff of the foregoing with whom the termination of employment or service happened less than one (1) year, or receiving the services or support of any of the foregoing (whether compensated or for free).

(iii) As of the Closing Date, the original management team of the Group Companies shall be still responsible for the operation and management of the Group Companies, and the original company system, management system and internal incentive plans of the Group Companies shall remain unchanged.

6.15 Performance commitment and valuation adjustment

(a) After the Closing Date, the Core Selling Shareholder covenant to the Buyer that they will urge the Company to achieve the following performance objectives:

(i) From January 1, 2019 to December 31, 2019, the net profit of the Company shall not be less than RMB20 million ("the committed net profit of 2019");

(ii) From January 1, 2020 to December 31, 2020, the net profit of the Company shall not be less than RMB25 million ("the committed net profit of 2020");

(iii) From January 1, 2021 to December 31, 2021, the net profit of the Company shall not be less than RMB30 million ("the committed net profit of 2021").

(b) The net profit of the Company shall be confirmed in accordance with the unqualified consolidated auditing report issued by the international accounting firm designated jointly by the Company and the Buyer. Within 90 days after the end of each year, the international accounting firm shall audit the consolidated financial data of the Company during the corresponding assessment period in accordance with the effective international accounting standards by that time. The net profit of the Company calculated on the basis of the audited data is the actual net profit (“actual net profit").

All parties further agree that after the Closing Date, if the Buyer or its board of directors deems necessary, the Group Companies shall incorporate part of its business ("spin-off business") into the Buyer's subsidiary company as designated by the Buyer or its board of directors in compliance with the law and meeting the requirements of the Buyer or its board of directors, and the profits generated by the spin-off business shall also be calculated as part of the actual net profits.

(c) If the Company fails to realize 95% of the net profit promised in the previous year, the Buyer has the right to ask the Core Selling Shareholders to compensate the Buyer. The specific valuation adjustment and compensation methods are as follows:

(i) If the actual net profit of the Company in 2019 does not reach 95% of the committed net profit of 2019, the Core Selling Shareholders shall elect one of the following methods to compensate the Buyer in cash or stock, i.e.:

Method 1:

Adjusted valuation in 2019 = Actual net profit of 2019/Committed net profit of 2019 * post-money valuation diluted by the transfer of shares

Amount of compensation = the proportion of the Company's equity held by the Buyer at that time * (post-money valuation diluted by the transfer of shares - adjusted valuation in 2019)

The Buyer has the right to require the Core Selling Shareholders to compensate in cash or by the Buyer's shares held by the Core shareholders equal to the amount of compensation.

To avoid doubt, the above-mentioned "post-money valuation diluted by the transfer of shares" refers to the total transfer price and subsequent acquisition price, i.e.: RMB 394,800,000.

To avoid doubt, if the Company's actual net profit in 2019 reaches 95% of the committed net profit of 2019, the adjusted valuation in 2019 = the post-money valuation diluted by the transfer of shares.

Method 2:

Amount of compensation = (Committed net profit of 2019*95%) - Actual net profit in 2019

The Buyer has the right to require the Core Selling Shareholders to compensate in cash.

To avoid doubt, if the Company's actual net profit in 2019 reaches 95% of the committed net profit of 2019, the Core Selling Shareholders need not compensate the Buyer.

(ii) If the Company's actual net profit in 2020 does not reach 95% of the committed net profit of 2020, the Core Selling Shareholders shall compensate the Buyer in cash or stock by electing one of the following methods:

Method 1:

Adjusted valuation in 2020 = Actual net profit in 2020/Committed net profit of 2020 * adjusted valuation in 2019.

Amount of compensation = the proportion of the Company's equity held by the Buyer at that time * (adjusted valuation in 2019 - adjusted valuation in 2020)

The Buyer has the right to require the Core Selling Shareholders to compensate in cash or by the Buyer's shares held by the Core Selling Shareholders equal to the amount of compensation.

To avoid doubt, if the Company's actual net profit in 2020 reaches 95% of the promised net profit in 2020, the adjusted valuation in 2020 = the adjusted valuation in 2019.

Method 2:

Amount of compensation = (Committed net profit of 2020*95%) - Actual net profit in 2020

The Buyer has the right to require the Core Selling Shareholders to compensate in cash.

To avoid doubt, if the Company's actual net profit in 2020 reaches 95% of the committed net profit of 2020, the Core Selling Shareholders need not compensate the Buyer.

(iii) If the Company's actual net profit in 2021 does not reach 95% of the committed net profit of 2021, the Core Selling Shareholders shall compensate the Buyer in cash or by stock by electing one of the following methods:

Method 1:

Adjusted valuation in 2021 = Actual net profit in 2021/Committed net profit of 2021 * adjusted valuation in 2020.

Amount of compensation = the proportion of the Company's equity held by the Buyer at that time * (adjusted valuation in 2020 - adjusted valuation in 2021)

The Buyer has the right to require the Core shareholders to compensate in cash or by the Buyer's shares held by the Core Selling Shareholders equal to the amount of compensation.

To avoid doubt, if the Company's actual net profit in 2021 reaches 95% of the promised net profit in 2021, the adjusted valuation in 2021 = the adjusted valuation in 2020.

Method 2:

Amount of compensation = (Committed net profit of 2021*95%) - Actual net profit in 2021

The Buyer has the right to require the Core Selling Shareholders to compensate in cash.

To avoid doubt, if the Company's actual net profit in 2021 reaches 95% of the committed net profit of 2021, the Core Selling Shareholders need not compensate the Buyer.

(iv) The Core Selling Shareholders agree that if the Buyer chooses cash compensation as the performance compensation method, the Core Selling Shareholders shall pay the cash compensation amount to the Buyer within three (3) months after the accounting firm issues the consolidated annual audit report of the Company of the year upon the request of the Buyer. If the Core Selling Shareholder fails to meet the Long Stop Date to pay the corresponding amount, the Core Selling Shareholder shall pay 0.05% of the unpaid amount of the outstanding payment for every overdue day as the liquidated damages for the overdue payment (calculated until the actual recovery date of the abovementioned amount). The Core Selling Shareholders bear the jointly and severally liable for the payment of cash compensation and liquidated damages as mentioned in Article 6.15.

(v) The Core Selling Shareholders agree that if the Buyer chooses stock compensation as performance compensation, the Buyer has the right to choose one of the following ways to obtain stock compensation: (i) the Core Selling Shareholder shall transfer the Buyer’s stock held by such equal to the compensation amount to the Buyer at the minimum price permitted by law within three (3) months from the accounting firm’s issuing the consolidated annual audit report of the Company; (ii) the Buyer has the right to directly or indirectly redeem or deduct the locked-up shares held by the Core Selling Shareholders equal to the compensation amount within three (3) months from the accounting firm’s issuing the consolidated annual audit report of the Company. The Core Selling Shareholders are jointly and severally liable for the stock compensation as mentioned in Article 6.15.

To avoid doubt, if the Buyer chooses stock compensation as performance compensation, the number of the Buyer’s shares paid to the Buyer as performance compensation should be calculated on the basis of the average Closing price of Buyer’s stock during thirty (30) trading days before the actual payment date.

6.16 Performance bonuses

(a) All Parties agree that, from the Closing Date, if the actual net profit of a Group Company in any year (i.e. 2019, 2020, 2021, the same below) reaches 100% of the committed net profit of that year, the Buyer shall give the performance bonuses to the management of such Group Company. The performance bonuses in each of such years shall be calculated as follows:

Performance bonus = surplus net profit * 5%;

To avoid objection, "surplus net profit" in each of such years refers to the portion exceeding the promised net profit of each year.

(b) The performance bonuses of each year shall be paid within three (3) months within the accounting firm’s issuing the consolidated annual audit report of the Company. The performance bonuses shall be paid in the form of Buyer's stock ("surplus award stock"). The amount of the annual surplus award stock paid to the management shall be calculated according to the average Closing price of the Buyer's stock within thirty (30) trading days before the date the annual surplus stock is paid.

(c) All Parties agree that the annual surplus award stocks as mentioned in Article 6.16(b) mean the total amount of surplus award stocks paid to management in that year, the number of surplus award stocks paid to management personnel in each year and the list of Persons who obtain the surplus award stocks shall be subject to the annual surplus award plan adopted by the resolution of the board of directors of the Company.

6.17 Arrangement concerning Buyer's governance structure

(a) From the Closing Date, the Company has the right to appoint one (1) Person to act as the executive president of the Buyer or any senior management role as the board of directors of the Buyer deems necessary, however the Person appointed by the Company shall be approved by the board of directors of the Buyer and be appointed upon the resolution adopted at a meeting of board of directors of the Buyer.

(b) The Group Company and the Selling Shareholders agree that the Buyer or its board of directors shall have the right to decide that the chairman of the board of directors of the Buyer shall serve a term at the Buyer of not less than three (3) years from the Closing Date.

6.18 Subsequent acquisitions

(a) The Parties agree that, upon the satisfaction of the following conditions, the Buyer shall have the right to request the Selling Shareholders to sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Selling Shareholders, certain equity interest in the Company in accordance with the terms and conditions of this Agreement, the number and class of shares of the Company set forth in the column titled “Subsequent Acquired Shares” on Exhibit A hereto (the “Subsequent Acquired Shares”), free and clear of all liens:

(i) After the Closing Date, Buyer has successfully issued the shares and raised sufficient funds.

(ii) The Buyer has received in full the proceeds described in Article 6.18(a)(i).

(b) Subsequent acquisition price

(i) The aggregate consideration for the transfer by the Selling Shareholders of the subsequent acquisition shares to the Buyer in the Subsequent Acquisitions shall be RMB 118,800,000 (the “subsequent acquisition price”).

(ii) Subsequent acquisition price shall be paid in cash. The amount of the subsequent acquisition price corresponding to each Selling Shareholder is set forth in the column “Subsequent acquisition price” in Exhibit A Form V hereto.

(iii) The Selling Shareholders acknowledge and undertake that the subsequent acquisition price to which each Indirect Shareholder is entitled shall be negotiated and determined by the Indirect Shareholders; in no event shall any Indirect Shareholder request the buyer to pay any subsequent acquisition price directly to each Indirect Shareholder. If any Indirect Shareholder requests the buyer to directly pay any Subsequent acquisition price to such shareholder and causes losses and expenses to the Buyer, the Selling Shareholders shall fully indemnify the buyer and be jointly and severally liable for such indemnification.

(iv) The Selling Shareholder receiving the subsequent acquisition price shall provide Buyer with receiving account information in writing no later than five (5) days prior to the date of completion of the subsequent acquisition (the “Selling Shareholder account”).

(c) Subsequent Acquisition Procedures

(i) If the Buyer elects to proceed with a subsequent acquisition in accordance with Article 6.18 (a), it shall give written notice to the Selling Shareholder and pay the Subsequent acquisition price to the Selling Shareholder account within twenty (20) Business Days from the date on which the written notice is given (the “Subsequent Acquisition Completion Date”). Payment of the subsequent acquisition price by the Buyer shall be made by wire transfer in immediately available funds in US Dollars converted at the Exchange Rate.

(ii) If the Buyer chooses to make a subsequent acquisition, the Group Companies and the Selling Shareholders shall deliver to the Buyer on the Subsequent Acquisition Completion Date: (A) an certified copy of the register of members of the Company as of the Subsequent Acquisition Completion Date evidencing that the Buyer owns all of the Subsequent Acquisition Shares, free and clear of all liens; (B) a certified scanned copy of the duly issued stock certificate representing the Subsequent Acquisition Shares purchased by the buyer in accordance with this Agreement (the original of which shall be sent to the buyer as soon as practicable following the Subsequent Acquisition Completion Date); (C) a copy of the articles of association of the Company as amended accordingly pursuant to the Subsequent Acquisition, duly registered with the Registrar of Companies; and (D) a duly executed copy of the resolutions of the board of directors and/or the shareholders’ meeting of the Company and other Group Companies, if applicable, approving (x) the sale of the relevant subsequent acquisition shares to the Buyer and that all of the amounts payable on the subsequent acquisition shares have been paid in full; (y) the execution, delivery and performance of each Transaction Document to which it is a Party; and (z) any actions and authorizations required to perform such Transaction Document.

(iii) If the Buyer elects to proceed with a subsequent acquisition, upon completion of such subsequent acquisition, the Buyers shall hold in aggregate 100% of the issued and outstanding shares of the Company.

(d) Tax Filing and Payment for Subsequent Acquisition

(i) The Parties agree and acknowledge that income tax in respect of the subsequent acquisition shares shall be borne by the Selling Shareholders.

(ii) The Parties agree that, within thirty (30) Business Days from the Subsequent Acquisition Completion Date, the Selling Shareholder shall immediately initiate the tax filing process and communicate with the competent tax authority of Zhejiang Lixin to file the transactions hereunder. Each Party shall cooperate in the issuance, provision and execution of all necessary filing documents for the purpose of assisting the Selling Shareholder to complete the tax filing as soon as possible. Upon receipt of the written confirmation issued by the competent tax authority of Zhejiang Lixin confirming the amount of tax payable of the Selling Shareholder, the Selling Shareholder shall pay all the tax payable and provide the tax payment certificate to the Buyer as soon as possible (or within the time as stipulated in the tax confirmation document issued by the competent taxing authority of Zhejiang Lixin).

(iii) All Parties shall use every reasonable effort to coordinate and cooperate to consummate the tax filing for transactions under this Agreement as soon as possible, and shall execute and submit all required documents and take necessary action according to the requirements of taxing authority.

(iv) If a Selling Shareholder fails to make tax filing according to the provisions of Article 6.18(d),, all losses and expenses incurred for the Buyer therefrom shall be paid in full by such Selling Shareholder who fails to make such filing, and all such Selling Shareholders shall be jointly and severally liable for such indemnification.

VII. CONDITIONS PRECEDENT

7.1 Conditions precedent to the obligations of the Parties to consummate the Closing.

The Parties shall be obliged to complete the Closing only upon the satisfaction or waiver (if permitted by applicable Law) of each of the following conditions at or prior to the Closing :

(a) No injunction. No temporary, preliminary or permanent order of any governmental authority of competent jurisdiction shall be in effect that enjoins, restrains or otherwise prohibits the consummation of transactions contemplated by this Agreement. No governmental authority shall have promulgated, issued, entered, enacted or enforced any laws now in effect prohibiting or making illegal the completion of transactions contemplated by this Agreement.

(b) No proceedings. There are no actions pending before or by any governmental authority, seeking to enjoin or materially and adversely alter the transactions contemplated by this Agreement such that it would be impossible or unlawful to consummate such transactions; provided, however, that this Article 7.1(b) shall not apply to a Party has directly or indirectly solicited or encouraged such proceeding.

7.2 Conditions to Closing.

(A) Conditions precedent to the Buyer’s obligations to consummate the Closing. The Buyer's obligation to consummate the Closing will also be subject to the fulfillment or waiver by the Buyer at or prior to the Closing of each of the following conditions :

(a) Representation and warranties. (i) All representation and warranties concerning the Group Companies contained in Articles 3.1, 3.2, 3.3, 3.4, 3.5, 3.7 and 3.11, and the representation and warranties concerning the Selling Shareholders contained in Article 4 (collectively, the “Warrantor Fundamental Warranties”) shall be true and correct and have no material omission on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (if such representation and warranties are expressly made as of an earlier date, they shall be true and correct in all material respects as of such earlier date): and (ii) all representation and warranties concerning the Group Companies contained in Article 3 other than the Warrantor Fundamental Warranties shall be true and correct without any material omission on and as of the Closing Date with the same effect as though they had been made on and as of the Closing Date (if such statements and warranties are expressly made as of an earlier date, they shall be true and correct in all material respects as of the earlier date), except where the failure for the representation and warranties in (ii) herein to be true and correct would not have a Material Adverse Effect.

(b) Domestic and foreign transactions and restructuring. All domestic and foreign transactions and restructuring matters set forth under Article 6.10 hereof shall have been completed.

(c) Foreign exchange registration. Indirect shareholders who are Chinese residents shall have completed the registration of round-tripping investment as stipulated in the Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Domestic Residents through Special Purpose Vehicles. Moreover, Zhejiang Lixin has completed the foreign exchange registration procedures as stipulated by the Regulations for the Administration of Foreign Exchange in Domestic Direct Investment by Foreign Investors for and Regulations for the Administration of Foreign Exchange.

(d) Issuance of the relevant Consideration Share documents and information by the Selling Shareholders. As for any Selling Shareholder who has received the Consideration Shares, such Selling Shareholder has issued, provided and executed all necessary documentation for the issuance of the Consideration Shares as requested by the Buyer.

(e) Equity interest valuation. With respect to the capital contribution to Zhejiang Lixin with the equity of Zhejiang Jing Yu Xin held by the original shareholders of Zhejiang Lixin in January 2019, the Group Companies have entrusted a qualified appraisal institution to appraise the equity of Zhejiang Jing Yu Xin as capital contribution, and the appraised value of the equity of Zhejiang Jing Yu Xin as capital contribution is no less than the amount of registered capital of Zhejiang Lixin subscribed for by the original shareholders of Zhejiang Lixin.

(f) Performance of obligations. The Group Companies and the Selling Shareholder shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing Date under this Agreement.

(g) Amended articles of association. The Company’s memorandum and articles of association have been properly revised and restated in accordance with the Amended Articles of Association agreed by the Parties.

(h) Transaction documents. Each of the Group Companies and the Selling Shareholder has duly executed and delivered to the Buyer the Transaction Documents which have become effective upon its execution

(i) Appointment of directors. The adjustment to the composition and members of the board of directors of the Company and other Group Companies shall have been completed in accordance with Article 6.14 (a), the Buyer’s director shall have been duly appointed as the co-chairmen of the board of the Company and members of the board of other Group Companies, and the necessary procedures shall have been completed. The Selling Shareholders shall have completed the replacement or change of their appointed directors in the Company.

(j) Proxy letter: Each of the Selling Shareholder receiving the Consideration Shares shall have authorized in full to the Person designated by the Buyer the voting rights corresponding to the Consideration Shares received by it according to Article 6.13 hereof, for a period starting from the Closing Date to the date on which such Selling Shareholder no longer directly or indirectly holds any shares of the Buyer.

(k) Closing Certificate. At the time of Closing, the buyer has received a certificate signed by the Company and each Selling Shareholder, certifying that all the conditions of Closing stipulated in Article 7.2 (A) have been satisfied.

(B) Conditions precedent to the obligations of the Company and the Selling Shareholders to consummate the closing. The obligation of the Selling Shareholders and the Company to consummate the closing shall also be subject to the satisfaction or waiver by the Selling Shareholder or the Company, at or prior to the Closing, of each of the following conditions:

(a) Representation and warranties. All Buyer's representation and warranties contained in Article 5 shall be true and correct on and as of the Closing Date, without any material omission, as if such representations and warranties had been made on the Closing Date (or, if such representation and warranties are expressly made for an earlier date, they shall be true and correct in all material respects on and as of such earlier date), except that the failure of such representations and warranties to be true and correct would not prevent the Buyer from consummating the closing and other transactions contemplated hereby, and any circumstance that will not materially and adversely affect the Buyer’s ability to consummate the Closing and other transactions contemplated hereby is excepted.

(b) Performance of Buyer’s obligations. The Buyer has in all material respects performed all obligations required to be performed by it under this Agreement on or before the Closing Date.

(c) Transaction documents. The Buyer has duly executed and delivered to the other Parties the Transaction Documents which have become effective upon execution by the Buyer.

(d) Closing certificate. The Company shall have received at the Closing a certificate signed by the buyer certifying that all the Closing conditions stipulated in Article 7.2 (B) have been satisfied.

7.3 Frustration of Closing conditions. If any of the conditions to the Closing set forth in this Article 7 fails to be satisfied due to any Party’s breach of covenants, agreements, representations and warranties hereof, such Party shall not be released from its obligation to complete the Closing by the reason that such conditions are not satisfied. In particular, the satisfaction of (i) of the conditions to Closing set forth in Article 7.2 (A) shall be subject to the cooperation by the Buyer or its Affiliates in the execution of the relevant documents or performance of their prior obligations under the relevant Transaction Documents, and the Buyer agrees that if the conditions to Closing set forth in Article 7.2 (A) are not fully satisfied due to reasons solely attributable to the Buyer or its Affiliates, the Buyer shall be deemed to have satisfied all the conditions precedent to its performance of Closing obligations, and the Buyer shall perform the Closing obligations according to this Agreement.

VIII. TERMINATION

8.1 Events of termination. This Agreement may be terminated at any time :

(a) by the mutual written consent of the Company, the Selling Shareholders and the Buyer.

(b) by the Buyer unilaterally by giving a written notice if the Closing has not been consummated by the “Long Stop Date” and such failure to consummate the Closing is not solely or primarily due to the Buyer’s failure to perform any of its obligations or conditions to Closing hereunder.

(c) by the Selling Shareholders by giving a written notice if the Closing has not been consummated by the “Long Stop Date” and such failure to consummate the Closing is not solely or primarily due to the failure of any Selling Shareholder or Group Company to perform any of their obligations or conditions to Closing hereunder.

(d) by either the Buyer or any Selling Shareholder if (i) any Governmental Authority of competent jurisdiction has issued any order of permanent injunction or otherwise prohibiting the Closing, or (ii) any governmental authority of competent jurisdiction has promulgated a law making the transactions contemplated hereby prohibited or illegal, provided that in the case of (i) above, (x) the Buyer shall not be entitled to terminate this Agreement pursuant to this Article 8.1 (d) if the failure of the Buyer to fulfill any of its obligations under this Agreement is the primary or sole reason for such order, or (y) the Selling Shareholder shall not be entitled to terminate this Agreement pursuant to this Article 8.1 (d) if the failure of the Selling Shareholder or the Group Companies to fulfill any of their obligations under this Agreement is the primary or sole reason for such order.

(e) By the Selling Shareholders if the Buyer breaches any of the representations, warranties, covenants or agreements contained in this Agreement, or if any such representation or warranty is untrue, false or misleading, such breach cannot be cured or, if curable, is not cured by the earlier of (i) the date thirty (30) days after written notice thereof is given by the Selling Shareholder to the Buyer and (ii) the Long Stop Date; provided that the Selling Shareholder shall not be entitled to terminate this Agreement pursuant to this Article 8.1 (e) if any of the conditions contained in Articles 7.1 and 7.2 (A) cannot be fulfilled due to the breach of this Agreement by the Group Companies or any Selling Shareholder..

(f) By the Buyer if any of the Warrantors breaches any of the representations, warranties, covenants or agreements contained in this Agreement, or any such covenant or warranty is untrue, false or misleading, such that the condition in Article 7.2 (A) cannot be satisfied and such breach cannot be cured or, although curable, is not cured by the earlier of (i) the thirtieth (30th) day after written notice thereof is given by the Buyer to the Selling Shareholder and (ii) the Long Stop Date; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Articles 8.1 (f) if there is a breach of this Agreement by Buyer which causes any of the conditions in Articles 7.1 and 7.2 (B) to not be satisfied.

(g) Unless otherwise provided for herein, by the Selling Shareholders unilaterally by giving a written notice if (a) all the Closing conditions set forth in Articles 7.1 and 7.2 have been satisfied or waived, (b) the Selling Shareholders have delivered to the Buyer a written notice of satisfaction of the Closing conditions confirming that all the conditions in Article 7.2 (A) have been satisfied (or the Buyer wishes to waive any unsatisfied condition in Article 7.2 (A)) and are ready, willing and able to consummate the Closing, but (c) the Buyer fails to consummate the Closing and make the payment in accordance with this Articles 2.3 and 2.4.

(h) By the non-breaching Party unilaterally by giving a written notice if any Party conceals material facts, conducts fraud or breaches the Agreement intentionally or maliciously, which has a Material Adverse Effect on the Group Companies or other Parties, and such breach is not been cured within thirty (30) Days after the non-breaching Party gives the relevant written notice.

8.2 Effects of termination. If this Agreement is terminated in accordance with Article 8, this Agreement shall cease to have any effect; provided, however, that (i) no Party shall be relieved from any previous liability for breach of this Agreement due to the termination of this Agreement, and (ii) Article 1, Article 8, Article 9 and Article 10 shall survive the termination of this Agreement.

IX. LIMITATIONS ON LIABILITY AND INDEMNIFICATION

9.1 Survival.

(a) The representations and warranties made under Articles 3, Article 4 and Article 5 shall continue to be accurate and valid as of the execution of this Agreement and the Closing until the expiration of twenty-four (24) months after the Closing Date;

(b) Any covenants or agreements made by the Parties under this Agreement shall survive the Closing until they have been fully performed or satisfied, if any, as provided in the terms thereof, unless the Party or Parties performing such covenants or agreements waives in writing their right to require such covenants and agreements to be performed in accordance with this Agreement.

9.2 Indemnification.

(a) Indemnification by the Selling Shareholders. Subject to the provisions of Articles 9.1 and 9.3, the Selling Shareholders shall be jointly and severally liable to, and shall indemnify and hold harmless the Buyer from and against, any and all direct damages arising from, or related to the following matters, excluding loss of profits, income, business, opportunity and other collateral losses and expected gains:

(i) Any statements and guarantees made in violation of Articles 3 and 4;

(ii) A breach of any promise, obligation or agreement to be performed by the selling shareholder under this Agreement; a breach by any group company of any promise or agreement to be performed by the selling shareholder before the date of delivery under this Agreement; or

(iii) Liabilities of any group company to third parties arising from any undisclosed matters that occurred or existed before the date of delivery.

(b) Indemnification by the Buyer. Subject to the provisions of Articles 9.1 and 9.3, the Buyer shall be liable for, and shall indemnify and hold harmless the Selling Shareholders from and against direct damages arising from or related to the following matters, excluding loss of profits, income, business, opportunity and other collateral losses and expected gains::

(i) a breach of any representations and warranties made under Article 5;

(ii) a breach of any covenant, obligation or agreement by the Buyer under this Agreement;

(iii) If the Buyer fails to pay the relevant Transfer Price to the Selling Shareholder in a timely manner within thirty (30) days in accordance with the payment schedule set forth herein, the Buyer shall return to the Selling Shareholders the shares of the Company for which the Buyer have failed to pay the Transfer Price on schedule in the Target Shares at the lowest price permitted by law. That is, the amount of shares to be returned is equal to the outstanding amount payable by the Buyer/full price*the Target Shares. Each Selling Shareholder shall distribute the shares returned by the Buyer among themselves in proportion to their respective equity interest in the Company at that time.

9.3 Compensation procedures. Any Party ("the Indemnified Party") seeking indemnification within the claim period pursuant to Article 9 shall give written notice (a “notice of claim”) to the Party or Parties providing indemnification ("the Indemnifying Party") immediately upon becoming aware of the event for which the indemnification is sought, specifying the event or matter which such Indemnified Party believes has given rise, or could reasonably be expected to give rise to a right of indemnification under this Article 9 (including any pending or threatened claim or action by a third party including any governmental authority against the Indemnified Party or the Company, and such claim or action shall be referred to as a “Third Party Claim”), and give the nature of the claims in as much reasonable details as practicable, the facts and circumstances relating to the subject matter of such claim, and the specific provisions of this Agreement as the basis for such claim or giving rise to such right of indemnification. Provided, however, that failure to give such notice shall not relieve the Indemnifying Party from any of its obligations under this Article 9.3 except to the extent that the Indemnifying Party is prejudiced by such failure. In respect of any recovery or indemnification claimed by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim if it does not notify the Indemnified Party of the objection to such claim within thirty (30) days after receipt of the notice of claim. If the Indemnifying Party has disputed the claim by delivery of a notice of dissent to the Indemnified Party within thirty (30) days of the receipt of the notice of claim, the Indemnifying Party and the Indemnified Party shall resolve the dispute in accordance with Article 10.4.

9.4 No double recovery.

(a) In determining any liability under this Agreement, liability shall not be double counted for breach of more than one warranty, covenant or agreement by the cause giving rise to such liability.

(b) No Party shall be entitled to recover more than once for the same loss, or to receive more than once payment, refund or reimbursement for the same expense, as a result of any inaccuracy in or breach of any provision of this Agreement, except where the relevant Party fails to receive adequate damage.

(c) In respect of the same loss, where the Selling Shareholder, on the one hand, and Buyer, on the other hand, are only obliged to indemnify either the Group Companies or the opposite party (or a designated Person of the Buyer as determined by Buyer in its sole discretion), but not both parties.

X. Miscellaneous

10.1 Amendment: waiver. Any amendment to and modification of this Agreement shall be made by an instrument duly executed by the Parties. Any Party may, for the benefit of the other Parties, waive the compliance with or performance of any warranties, covenants, obligations or conditions hereunder by the other Parties at any time, provided, however, that such waiver may be effected only by an instrument in writing signed by the waiving Party. Such waiver shall not be construed as a waiver of any subsequent breach of the same term or condition, or a waiver of any other term or condition of this Agreement. Any failure by any Party to exercise any of its rights hereunder shall not constitute a waiver of such rights.

10.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Any number of counterparts may be executed by each of the Parties, and all of such counterparts taken together shall be considered one and the same instrument. This Agreement shall become effective upon execution and delivery (including by facsimile, electronic delivery or otherwise) by each of the Parties to the other Parties. A signature transmitted by facsimile, PDF, or other electronic means preserving the original signature image shall have the same legal effect as the signature on the original signature page.

10.3 Governing law. This Agreement is governed and interpreted by the laws of Hong Kong, without regard to its principles of conflicts of laws.

10.4 Arbitration.

(a) In the event of any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”), the Parties shall use good faith efforts to settle such Dispute through amicable consultation. Upon written request by a Party to the other Parties, the consultation shall begin immediately. If no settlement is reached within thirty (30) days from the date of any written notice given by a Party, upon such Party notifying the other Parties in writing that it submits the Dispute to arbitration, the outstanding Dispute will be finally and exclusively settled by arbitration in accordance with the provisions hereof.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre. The arbitration tribunal shall consist of three (3) arbitrators, and the Selling Shareholder and the Buyer shall each appoint one (1) arbitrator within thirty (30) days after the delivery or receipt of the arbitration notice. The third arbitrator shall be jointly appointed by the first two arbitrators and shall serve as the presiding arbitrator.

(c) The arbitral proceeding shall be conducted in Chinese. The arbitration tribunal shall apply the Arbitration Rules of the Hong Kong International Arbitration Centre then in force when the notice of arbitration is submitted.

(d) The award rendered by the arbitration tribunal shall be final and binding upon the Parties. The Parties hereby agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of appealing, applying for the invalidity of, rescinding or amending the award or any diminution or impairment of the validity of the arbitral award. A court of competent jurisdiction may enforce the arbitral award or apply to a court of competent jurisdiction for enforcement of the arbitral award.

10.5 Specific Performance. The Parties acknowledge and agree that, if irreparable damage occurs in the event that any Party fails to perform any provision of this Agreement in accordance with its specific terms, specific remedies of specific performance shall be available to any Party until this Agreement is terminated in accordance with Article 8. Accordingly, prior to the termination of this Agreement, in addition to other remedies available at law or in equity, either Party shall be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and conditions of this Agreement in accordance with law.

10.6 Notice. All notices, requests, instructions and other communications hereunder shall be in writing and shall be given or made by delivery in person, by registered mail, by postage prepaid, by facsimile transmission, by mail or by overnight courier service, addressed to the respective Parties at the addresses specified in Exhibit E hereto, or to an address a Party designate in writing. Any communication shall be deemed to have been given upon actual receipt by the recipient if personally delivered, three (3) Business Days after posting if delivered by registered mail, three (3) Business Days after successful transmission if delivered by facsimile or email (provided it is delivered within one (1) Business Day after delivery in accordance with the other provisions of this Article), or the next Business Day after delivery if delivered by overnight courier. Any notice, request, instruction or other document that is delivered on a non-Business Day or to be delivered after 5.00 p.m. on a Business Day shall be deemed delivered on the following Business Day.

10.7 Entire agreement. This Agreement (including all appendices and exhibits hereto) and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof. In the event of any discrepancy between the previous written agreements, covenants and undertakings reached by the Parties and this Agreement, this Agreement shall prevail.

10.8 No third-party beneficiaries. Except for the provisions in Article 6.8 with respect to the Indemnified Party, each Party agrees that its representations, warranties and agreements under this Agreement shall be for the benefit of the other Parties only. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies, including any right to rely on the representations and warranties contained in this Agreement. The person referred to in the preceding sentence shall be a third party beneficiary expressly permitted under such Article and may request specific performance in accordance with such Article.

10.9 Severability. If practicable, each provision of this Agreement shall be deemed effective under applicable laws, and if any provision of this Agreement is prohibited by or held to be invalid under applicable laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without affecting the remaining provisions hereof or the validity of all other provisions of this Agreement. The Parties shall modify this Agreement to replace the prohibited or invalid provisions with valid provisions, reinstating the original intent of the Parties to the fullest extent permitted by applicable laws.

10.10 Transaction costs. The Company shall pay all costs and expenses, including but not limited to, legal, financial advisors, accountant and any other third party fees and expenses, incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated thereby.

10.11 Transferability. This Agreement shall be binding upon and inure for the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or obligations under this Agreement without the prior express written consent of the other Parties, provided, however, that the Parties hereby agree that the Buyer shall be entitled to assign all of its rights and obligations hereunder to its Affiliates without the consent of any other Parties hereto after the Buyer gives a notice to the other Parties hereto. Any transfer in breach of this Agreement shall be null and void ab initio.

10.12 Several Obligations. The obligations of each of the Selling Shareholders under this Agreement are several and not joint, except as otherwise provided herein.

[Intentionally Left Blank]

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

China Lending Corporation

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Lixin Financial Holdings Group Limited

Signature:
Name:
Title:

Lixin Financial Holdings (BVI) Limited

Signature:
Name:
Title:

Lixin Financial Holdings Group Limited

Signature:
Name:
Title:

Zhejiang Lixin Enterprise Management Holding Co., Ltd. (company chop)

Signature:
Name:
Title:

Zhejiang Jingyuxin Financing Guarantee Co., Ltd (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Dayu Yangguang Investment Limited (company chop)
Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Boteli Investment Limited (company chop)
Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Fengfan Capital Investment Co., Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Bright International Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Yunneng Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Fushi Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Jingsheng Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Luosen Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Dongcheng Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Jinyusheng Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Qisheng Investment Management Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Yinxiang Capital Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Aoyuan Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Gedun Investment Limited (company chop)

Signature:
Name:
Title:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Zhu Jialin

Signature:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Zhang Peibei

Signature:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Zhang Jingxian

Signature:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Wang Guohua

Signature:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Xu Dandan

Signature:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Li Sufang

Signature:

In view of this, all parties have prompted their respective effectively authorized managers to sign this Agreement on the date indicated in the Agreement.

Chen Jiaqiang

Signature:

Appendix A
 Structure of Equity Interest and Target Shares of the Company

Appendix B
 Delivery Document And Material List On The Closing Date

Appendix C
Selling Shareholder Assuming The Responsibility Of Non-Competition

Appendix D

Core senior managers and responsible Persons of major departments

Appendix E
Correspondence Address

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